EXHIBIT 99.1


Wednesday May 24, 8:01 am Eastern Time

Company Press Release

SOURCE: RSL Communications, Ltd.

RSL COM Delays IPO for Australian Operations Because of Market Conditions

HAMILTON, Bermuda and NEW YORK, May 24 /PRNewsire/ -- RSL Communications, Ltd. (Nasdaq: RSLC - news) today announced that, based on the advice of its financial advisors in Australia, it has decided to delay its 100 percent IPO of its Australian subsidiary because of poor market conditions.

"Although potential investors recognized the achievements of the company, we do not feel the true value of our Australian operations would be realized under current market conditions," said Itzhak Fisher, President and CEO of RSL Communications, Ltd. "We remain committed to pursuing this IPO at a later stage and will monitor the public equity markets with our financial advisors so that we are in a position to resume the process when market conditions improve."

RSL Communications, Ltd. is a facilities-based communications company that provides a broad range of data/Internet, voice and value-added product and service solutions primarily to small and medium sized businesses and residential customers in selected markets around the globe. Through our subsidiary, deltathree.com, we also own and operate a privately managed Internet Protocol
(IP) telephony network with 46 points of presence in 29 countries around the world. For additional information on RSL Communications, Ltd. visit the website at http://www.rslcom.com .

SOURCE: RSL Communications, Ltd.